Exhibit 99.1

Dayton Superior Completes Debt Refinancing

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, reported today that it has completed its previously announced refinancing of its 10-3/4% Senior Second Secured Notes and its revolving credit facility.

In connection with the refinancing, Dayton Superior entered into a new $150 million revolving credit facility issued at LIBOR plus 225 basis points, and a new $100 million term loan, issued at LIBOR plus 450 basis points, with a LIBOR floor of 325 basis points. These rates do not include the impact of one-time fees payable on the closing date.

The new “revolver” replaces the company’s existing $130 million revolving credit facility. At the closing of the new credit facilities, the Company issued a notice to redeem all of its outstanding 10-3/4% Senior Second Secured Notes on April 2 and effected a satisfaction and discharge of all outstanding 10-3/4% Senior Second Secured Notes effective as of the date hereof.

Drawdowns against the new revolving credit facility at the closing, including payment of associated fees, are expected to be approximately $89 million, including $10 million for the pre-funding of accrued interest through April 2, 2008. Dayton Superior expects cash interest savings of $5-6 million per annum as a result of the new financing.

More detail about the new credit facility, including a copy of the Credit Agreement, will be included in a Form 8-K to be filed by Dayton Superior in the near future.

Dayton Superior intends to explore refinancing alternatives with respect to its 13% Senior Subordinated Notes due 2009 in the future.

Eric R. Zimmerman, Dayton Superior’s President and Chief Executive Officer, said, “We are very pleased that we have completed this refinancing. As reported in our recent earnings release, 2007 was a very solid operating year for Dayton Superior. We expect our regionalization, new product development, and manufacturing initiatives to continue to lead improved operating results as we focus on those activities that are closest to our customers. As 2008 unfolds, we are optimistic about the future.”

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  depressed or fluctuating market conditions for our products and services;
  operating restrictions imposed by our existing debt;
  increased raw material costs and operating expenses;
  our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;
  the competitive nature of our industry in general, as well as our specific market areas;
  changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115